EXHIBIT 99.1

Contact: Insignia Systems, Inc. John Gonsior (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER

AND APPOINTMENT OF JOHN GONSIOR AS ACTING PRESIDENT

MINNEAPOLIS, MN — July 8, 2015 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today announced that Glen P. Dall has resigned as president, chief executive officer and board member, effective today.  John C. Gonsior, Insignia Systems’ Chief Financial Officer, has been elected acting President.

John Gonsior has been with the company since 2011 and has played a key role in the company’s turnaround efforts, cost reduction initiatives and other leadership efforts.  The company has made no additional management changes at this time.

“During Glen’s six-year tenure, including two years as CEO, the company launched Insignia 2.0, which resulted in a return to profitability after several periods of losses and the launch of its first new product in several years.  We look forward to the company’s future and believe that John Gonsior is the best person to lead the company during this important time,” said David Boehnen, chairman of the board.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 2,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2014 and other required reports, as filed with the SEC, which are available at http://www.insigniasystems.com and at the SEC’s Website at http://www.sec.gov.